Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT

James Mead

Chief Financial Officer

-or-

Heidi Gillette

Investor Relations

(212) 594-2700

SL GREEN REALTY CORP. REPORTS

THIRD QUARTER 2011 FFO OF $1.01 PER SHARE BEFORE TRANSACTION COSTS AND EPS OF $0.08 PER SHARE

Operating Highlights

•                  Third quarter FFO of $1.01 per diluted share before transaction related costs of $0.01 per share, as compared with $1.05 per diluted share before transaction related costs of $0.04 per share in the third quarter of 2010, excluding a $0.81 per share FFO gain realized in 2010 upon the repayment of the first mortgage and senior mezzanine loan on 510 Madison Avenue.

•                  Third quarter net income attributable to common stockholders of $0.08 per diluted share as compared with $1.42 per diluted share in the third quarter of 2010.  The third quarter of 2010 included gains of $1.25 per share.

•                  Combined same-store GAAP NOI for the third quarter increased 4.6 percent to $172.6 million as compared to the prior year.

•                  Signed 60 Manhattan leases totaling 626,908 square feet during the third quarter and 194 Manhattan leases totaling 1,707,766 square feet in the first nine months of 2011.  The mark-to-market on office leases signed in Manhattan was 6.7 percent higher in the third quarter and 6.4 percent higher year-to-date than the previously fully escalated rents on the same office spaces.

•                  Signed 20 Suburban leases totaling 122,691 square feet during the third quarter and 89 Suburban leases totaling 442,585 square feet in 2011.  The mark-to-market on office leases signed in the Suburbs was 2.1 percent higher in the third quarter and 2.4 percent lower year-to-date than the previously fully escalated rents on the same office spaces.

•                  Quarter-end occupancy of 95.1 percent in stabilized Manhattan same-store properties, excluding 100 Church Street, as compared to 94.4 percent in the same quarter of the previous year.

Investing Highlights

•                  Realized a non-FFO gain of $4.0 million upon the sale of the remaining 10 percent interest in 1551/1555 Broadway.

•                  Acquired the fee interest at 1552 Broadway for $136.6 million through a 50/50 joint venture with Jeff Sutton. The joint venture also entered into a 70-year leasehold at 1560 Broadway, the property adjacent to 1552 Broadway.  In connection with this transaction, the joint venture closed on a $125.0 million mortgage of which $94.4 million was funded at closing.

•                  Acquired the cooperative commercial unit at 747 Madison Avenue for $66.3 million through a joint venture with Jeff Sutton and Harel Insurance Company Ltd. The acquisition was financed with a three-year, $33.1 million loan.  SL Green holds a 33.3 percent interest in the joint venture.

•                  Formed a joint venture with Stonehenge Partners and entered into a contract to acquire six retail and two multifamily properties in Manhattan for $416.0 million. The transaction is anticipated to close in the first quarter of 2012.

•                  Purchased or originated new debt and preferred equity investments totaling $348.1 million at a weighted current yield of 9.3 percent, all of which are directly or indirectly collateralized by New York City commercial office properties.

Financing Highlights

•                  Sold $250.0 million of 5.0 percent senior notes due August 15, 2018.  SL Green received net proceeds of $246.5 million from the sale of the notes.

•                  Sold 1.2 million shares of common stock through an At-The-Market (“ATM”) equity offering program for gross proceeds of $98.6 million ($97.1 million of net proceeds after related expenses). In 2011 to date, the Company has sold 6.7 million shares of common stock through the ATM for gross proceeds of $525.0 million ($517.1 million of net proceeds after related expenses).

•                  Entered into a new $250 million ATM program to sell shares of SL Green’s common stock. The Company has not sold any shares of its common stock under this program.

Summary

New York, NY, October 26, 2011 — SL Green Realty Corp. (NYSE:  SLG) today reported funds from operations, or FFO, of $87.9 million, or $1.00 per diluted share, for the quarter ended September 30, 2011, compared to $145.3 million, or $1.82 per diluted share, for the same quarter in 2010.  The results for the quarter ended September 30, 2010 included a $0.81 gain per diluted share realized in 2010 upon the repayment of the first mortgage and senior mezzanine loan on 510 Madison Avenue.

Net income attributable to common stockholders totaled $7.1 million, or $0.08 per diluted share, for the quarter ended September 30, 2011, compared to $111.5 million, or $1.42 per diluted share, for the same quarter in 2010.  The results for the quarter ended September 30, 2010 included $0.44 per diluted share relating to a gain on the sale of the 19 West 44th Street and $0.81 per diluted share related to a gain on the repayment of the first mortgage and senior mezzanine loan on 510 Madison Avenue.

Operating and Leasing Activity

For the third quarter of 2011, the Company reported revenues and operating income of $308.6 million and $164.2 million, respectively, a decrease of 3.3 percent and 18.4 percent compared to $319.2 million and $201.4 million, respectively, for the same period in 2010.

Same-store GAAP NOI on a combined basis increased by 4.6 percent to $172.6 million for the third quarter of 2011, after giving consideration to 1515 Broadway and 521 Fifth Avenue as consolidated properties, as compared to the same quarter in 2010. Consolidated property GAAP NOI increased by 3.4 percent to $143.7 million and unconsolidated joint venture property GAAP NOI increased 10.9 percent to $28.9 million.

Occupancy for the Company’s stabilized, same-store Manhattan portfolio, excluding 100 Church Street, at September 30, 2011 was 95.1 percent as compared to 94.4 percent for the same period in the previous year.  During the quarter, the Company signed 52 office leases in its Manhattan portfolio totaling 585,351 square feet.  Nine leases totaling 102,922 square feet represented office leases that replaced previous vacancy, while 43 office leases comprising 482,429 square feet had average starting rents of $54.11 per rentable square foot, representing a 6.7 percent increase over the previously fully escalated rents on the same office spaces.  The average lease term on the Manhattan office leases signed in the third quarter was 8.9 years and average tenant concessions were 3.2 months of free rent with a tenant improvement allowance of $31.05 per rentable square foot.  Of the 544,836 square feet of office leases which commenced during the third quarter, 75,212 square feet represented office leases that replaced previous vacancy, while 469,624 square feet represented office leases that had average starting rents of $49.37 per rentable square foot, representing a 4.0 percent increase over the previously fully escalated rents on the same office spaces.

Occupancy for the Company’s Suburban portfolio was 85.9 percent at September 30, 2011.  During the quarter, the Company signed 20 office leases in the Suburban portfolio totaling 122,691 square feet.  Nine leases totaling 35,169 square feet represented office leases that replaced previous vacancy, while 11 office leases comprising 87,522 square feet had average starting rents of $39.28 per rentable square foot, representing a 2.1 percent increase over the previously fully escalated rents on the same office spaces.  The average lease term on the Suburban office leases signed in the third quarter was 7.9 years and average tenant concessions were 12.5 months of free rent with a tenant improvement allowance of $23.16 per rentable square foot.  Of the 124,158 square feet of office leases which commenced during the third quarter, 20,879 square feet represented office leases that replaced previous vacancy, while 103,279 square feet represented office leases that had average starting rents of $38.49 per rentable square foot, representing a 1.7 percent increase over the previously fully escalated rents on the same office spaces.

Significant leases that were signed during the third quarter included:

•                  Early renewal with St. Lukes Roosevelt/Beth Israel Medical Center for 15.6 years for 112,941 square feet at 555 West 57th Street;

•                  New lease with Polo Ralph Lauren for 7 years for 91,417 square feet at 625 Madison Avenue;

•                  Early renewal and expansion with Adzinia Media Group for 4.5 years for 59,753 square feet at 1350 Avenue of the Americas;

•                  New lease with Endurance Reinsurance for 3.6 years for 57,316 square feet at 750 Third Avenue;

•                  New lease with Centerline Capital Group, Inc. for 15 years for 57,945 square feet at 100 Church Street; and

•                  New lease with Astoria Federal Savings and Loan for 10 years for 55,361 square feet at Jericho Plaza, Long Island.

Marketing, general and administrative, or MG&A, expenses for the quarter ended September 30, 2011 were $18.9 million, or 5.3 percent of total revenues including the Company’s share of joint venture revenue.

Real Estate Investment Activity

In August 2011, the Company sold its remaining 10% interest in 1551/1555 Broadway and realized a gain of $4.0 million.

In August 2011, the Company, through a 50/50 joint venture with Jeff Sutton, acquired the fee interest at 1552 Broadway for $136.6 million. Subsequently, the joint venture entered into a 70-year leasehold at 1560 Broadway, the property adjacent to 1552 Broadway. The transactions enable the joint venture to assemble up to 48,897 square feet of space with direct Times Square frontage.  In connection with this transaction, the joint venture closed on a $125.0 million mortgage of which $94.4 million was funded at closing. The mortgage bears interest at 300 basis points over the 90-day LIBOR and has a two-year term with three, one-year extension options.

In September 2011, the Company, through a joint venture with Jeff Sutton and Harel Insurance Company Ltd, acquired the cooperative commercial unit at 747 Madison Avenue for $66.3 million. The acquisition was financed with a three-year, $33.1 million loan which bears interest at 275 basis points over the 30-day LIBOR. SL Green holds a 33.3 percent interest in the joint venture.

In October 2011, SL Green formed a joint venture with Stonehenge Partners and entered into a contract to acquire eight retail and multifamily properties in Manhattan for $416 million. The transaction is expected to be completed in the first quarter of 2012.

Debt and Preferred Equity Investment Activity

The Company’s debt and preferred equity investment portfolio totaled $897.0 million at September 30, 2011.  During the third quarter, the Company purchased and originated new debt and preferred equity investments totaling $348.1 million, which are directly or indirectly collateralized by New York City commercial office properties, and received $37.7 million of proceeds from investments that were sold, redeemed, or repaid.  The debt and preferred equity investment portfolio had a weighted average maturity of 3.2 years as of September 30, 2011 and had a weighted average yield for the quarter ended September 30, 2011 of 8.87 percent, exclusive of loans with a net carrying value of $85.9 million, which are on non-accrual status.

Financing and Capital Activity

In August 2011, SL Green, the Operating Partnership and Reckson, as co-obligors, completed the sale of $250.0 million aggregate principal amount of 5.0 percent senior notes due August 15, 2018.  Net proceeds to SL Green from the sale of the notes were $246.5 million.

In the third quarter of 2011, the Company sold 1.2 million shares of common stock through an ATM equity offering program for aggregate gross proceeds of $98.6 million ($97.1 million of net proceeds after related expenses).  In 2011 to date, the Company has sold 6.7 million shares of its common stock through the ATM for aggregate gross proceeds of $525.0 million ($517.1 million of net proceeds after related expenses). There is no additional capacity under these programs.

In July 2011, SL Green, along with SL Green Operating Partnership, entered into a new ATM program with Citigroup Global Markets Inc. and J.P. Morgan Securities LLC to sell shares of its common stock having aggregate sales proceeds of $250.0 million. SL Green has not sold any shares of its common stock under this program.

Dividends

During the third quarter of 2011, the Company declared quarterly dividends on its outstanding common and preferred stock as follows:

•                  $0.10 per share of common stock, which was paid on October 14, 2011 to stockholders of record on the close of business on September 30, 2011; and

•                  $0.4766 and $0.4922 per share on the Company’s Series C and D Preferred Stock, respectively, for the period July 15, 2011 through and including October 14, 2011, which were paid on October 15, 2011 to stockholders of record on the close of business on September 30, 2011, and reflect regular quarterly dividends which are the equivalent of annualized dividends of $1.9064 and $1.9688, respectively.

Conference Call and Audio Webcast

The Company’s executive management team, led by Marc Holliday, Chief Executive Officer, will host a conference call and audio webcast on Thursday, October 27, 2011, at 2:00 pm ET to discuss the financial results.

The Supplemental Package will be available prior to the quarterly conference call on the Company’s website, www.slgreen.com, under “Financial Reports” in the Investors section.

The live conference will be webcast in listen-only mode on the Company’s website under “Event Calendar & Webcasts” in the Investors section and on Thomson’s StreetEvents Network. The conference may also be accessed by dialing 888.396.2384 Domestic or 617.847.8711 International, using pass-code “SL Green.”

A replay of the call will be available through November 3, 2011 by dialing 888.286.8010 Domestic or 617.801.6888 International, using pass-code 84884697.

Annual Institutional Investor Conference

The Company will host its Annual Institutional Investor Conference on Monday, December 6, 2011.  Details of the event will be provided via email the week of October 31, 2011.  To be added to the Conference’s email distribution list or to pre-register, please email SLG.2011@slgreen.com.

Company Profile

SL Green Realty Corp., New York City’s largest office landlord, is the only fully integrated real estate investment trust, or REIT, that is focused primarily on acquiring, managing and maximizing value of Manhattan commercial properties. As of September 30, 2011, SL Green owned interests in 58 Manhattan properties totaling more than 35.3 million square feet. This included ownership interests in 25.8 million square feet of commercial properties and debt and preferred equity investments secured by 9.5 million square feet of properties. In addition to its Manhattan investments, SL Green holds ownership interests and debt and preferred equity interests in 32 suburban assets totaling 7.3 million square feet in Brooklyn, Queens, Long Island, Westchester County, Connecticut and New Jersey, along with four development properties in the suburbs encompassing approximately 465,000 square feet.

To be added to the Company’s distribution list or to obtain the latest news releases and other Company information, please visit our website at www.slgreen.com or contact Investor Relations at 212.594.2700.

Disclaimers

Non-GAAP Financial Measures

During the quarterly conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. In addition, the Company has used non-GAAP financial measures in this press release. A reconciliation of each non-GAAP financial measure and the comparable GAAP financial measure can be found on page 10 of this release and in the Company’s Supplemental Package.

Forward-looking Statement

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements other than statements of historical facts included in this press release are forward-looking statements.  All forward-looking statements speak only as of the date of this press release.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance, achievements or transactions of the Company to be materially different from any future results, performance, achievements or transactions expressed or implied by such forward-looking statements.  Such risks, uncertainties and other factors relate to, among others, the strength of the commercial office real estate markets in the New York metro area, reduced demand for office space, unanticipated increases in financing and other costs, competitive market conditions, unanticipated administrative costs, divergent interests from or the financial condition of our joint venture partners, timing of leasing income, general and local economic conditions, interest rates, capital market conditions, tenant bankruptcies and defaults, the availability and cost of comprehensive insurance, including coverage for terrorist acts, environmental, regulatory and/or safety requirements, and other factors, all of which are beyond the Company’s control.  Additional information or factors that could affect the Company and the forward-looking statements contained herein are included in the Company’s filings with the Securities and Exchange Commission.  The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

SL GREEN REALTY CORP.

STATEMENTS OF OPERATIONS-UNAUDITED

(Amounts in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenue:
Rental revenue, net	$244,888	$195,863	$714,443	$581,326
Escalations and reimbursement revenues	39,176	30,846	104,445	89,595
Preferred equity and investment income	18,433	84,377	98,256	125,543
Other income	6,077	8,065	23,257	25,140
Total revenues	308,574	319,151	940,401	821,604

Equity in net (loss) income from unconsolidated joint ventures	(2,728)	7,544	7,663	32,925
Gain (loss) on early extinguishment of debt	(67)	(511)	904	(1,900)

Expenses:
Operating expenses	69,097	58,068	191,807	167,602
Real estate taxes	44,915	35,806	128,957	109,972
Ground rent	8,463	7,860	24,110	23,360
Loan loss and other investment reserves, net of recoveries	—	1,338	(1,870)	12,323
Transaction related costs	169	3,254	3,820	8,416
Marketing, general and administrative	18,900	18,474	61,375	55,251
Total expenses	141,544	124,800	408,199	376,924

Operating Income	164,235	201,384	540,769	475,705

Interest expense, net of interest income	75,428	56,442	209,491	170,171
Amortization of deferred financing costs	2,992	2,581	9,488	6,448
Depreciation and amortization	73,358	56,011	202,394	166,909
Loss on investment in marketable securities	—	—	133	285
Net income from Continuing Operations	12,457	86,350	119,263	131,892
Net income from Discontinued Operations	—	2,211	1,298	6,531
Gain on sale of discontinued operations	—	35,485	46,085	35,485
Equity in net gain on sale of joint venture interest	3,032	520	3,032	127,289
Purchase price fair value adjustment	999	—	489,889	—
Net income	16,488	124,566	659,567	301,197
Net income attributable to noncontrolling interests	(1,864)	(5,521)	(22,510)	(15,375)
Net income attributable to SL Green Realty Corp.	14,624	119,045	637,057	285,822
Preferred stock dividends	(7,545)	(7,545)	(22,634)	(22,205)
Net income attributable to common stockholders	$7,079	$111,500	$614,423	$263,617
Earnings Per Share (EPS)
Net income per share (Basic)	$0.08	$1.43	$7.40	$3.38
Net income per share (Diluted)	$0.08	$1.42	$7.36	$3.36

Funds From Operations (FFO)
FFO per share (Basic)	$1.00	$1.83	$3.81	$3.93
FFO per share (Diluted)	$1.00	$1.82	$3.79	$3.91

Basic ownership interest
Weighted average REIT common shares for net income per share	85,696	78,227	83,001	78,034
Weighted average partnership units held by noncontrolling interests	1,912	1,210	1,876	1,345
Basic weighted average shares and units outstanding for FFO per share	87,608	79,437	84,877	79,379

Diluted ownership interest
Weighted average REIT common share and common share equivalents	86,169	78,571	83,508	78,377
Weighted average partnership units held by noncontrolling interests	1,912	1,210	1,876	1,345
Diluted weighted average shares and units outstanding	88,081	79,781	85,384	79,722

SL GREEN REALTY CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except per share data)

	September 30, 2011	December 31, 2010
	(Unaudited)
Assets
Commercial real estate properties, at cost:
Land and land interests	$2,581,957	$1,750,220
Buildings and improvements	6,731,915	5,840,701
Building leasehold and improvements	1,293,122	1,286,935
Property under capital lease	12,208	12,208
	10,619,202	8,890,064
Less accumulated depreciation	(1,071,183)	(916,293)
	9,548,019	7,973,771
Cash and cash equivalents	394,505	332,830
Restricted cash	102,084	137,673
Investment in marketable securities	54,962	34,052
Tenant and other receivables, net of allowance of $15,628 and $12,981 in 2011 and 2010, respectively	31,661	27,054
Related party receivables	3,212	6,295
Deferred rents receivable, net of allowance of $28,017 and $30,834 in 2011 and 2010, respectively	265,600	201,317
Debt and preferred equity investments, net of discount of $19,387 and $42,937 and allowance of $41,800 and $61,361 in 2011 and 2010, respectively	897,028	963,772
Investments in and advances to unconsolidated joint ventures	921,146	631,570
Deferred costs, net	191,123	172,517
Other assets	753,305	819,443
Total assets	$13,162,645	$11,300,294

Liabilities
Mortgages and other loans payable	$4,018,861	$3,400,468
Revolving credit facility	500,000	650,000
Senior unsecured notes	1,267,580	1,100,545
Accrued interest and other liabilities	126,405	38,149
Accounts payable and accrued expenses	146,445	133,389
Deferred revenue/gain	381,211	307,678
Capitalized lease obligation	17,094	17,044
Deferred land lease payable	18,382	18,267
Dividend and distributions payable	15,002	14,182
Security deposits	44,312	38,690
Junior subordinate deferrable interest debentures held by trusts that issued trust preferred securities	100,000	100,000
Total liabilities	6,635,292	5,818,412

Commitments and contingencies	—	—
Noncontrolling interests in the operating partnership	114,726	84,338

Equity
SL Green Realty Corp. stockholders’ equity
7.625% Series C perpetual preferred shares, $0.01 par value, $25.00 liquidation preference, 11,700 issued and outstanding at both September 30, 2011 and December 31, 2010, respectively	274,022	274,022
7.875% Series D perpetual preferred shares, $0.01 par value, $25.00 liquidation preference, 4,000 issued and outstanding at both September 30, 2011 and December 31, 2010, respectively	96,321	96,321
Common stock, $0.01 par value 160,000 shares authorized, 89,133 and 81,675 issued and outstanding at September 30, 2011 and December 31, 2010, respectively (inclusive of 3,427 and 3,369 shares held in Treasury at September 30, 2011 and December 31, 2010, respectively)	892	817
Additional paid-in capital	4,225,903	3,660,842
Treasury stock-at cost	(307,535)	(303,222)
Accumulated other comprehensive loss	(24,462)	(22,659)
Retained earnings	1,763,403	1,172,963
Total SL Green Realty Corp. stockholders’ equity	6,028,544	4,879,084
Noncontrolling interests in other partnerships	384,083	518,460
Total equity	6,412,627	5,397,544
Total liabilities and equity	$13,162,645	$11,300,294

SL GREEN REALTY CORP.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Amounts in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
FFO Reconciliation:
Net income attributable to common stockholders	$7,079	$111,500	$614,423	$263,617
Add:
Depreciation and amortization	73,358	56,011	202,394	166,909
Discontinued operations depreciation adjustments	—	1,326	676	4,385
Joint venture depreciation and noncontrolling interest adjustments	9,865	7,116	23,174	24,608
Net income attributable to noncontrolling interests	1,864	5,521	22,510	15,375
Loss on equity investment in marketable securities	—	—	—	285
Less:
Gain on sale of discontinued operations	—	35,485	46,085	35,485
Equity in net gain on sale of joint venture interest	3,032	520	3,032	127,289
Purchase price fair value adjustment	999	—	489,889	—
Depreciation on non-rental real estate assets	242	155	667	686
Funds from Operations	87,893	145,314	323,504	311,719
Transaction related costs(1)	906	3,254	4,949	9,007
Funds from Operations before transaction related costs	$88,799	$148,568	$328,453	$320,726

(1)          Includes the Company’s share of joint venture transaction related costs.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Operating Income:	$164,235	$201,384	$540,769	$475,705
Add:
Marketing, general & administrative expense	18,900	18,474	61,375	55,251
Net operating income from discontinued operations	—	4,541	3,100	13,760
Loan loss and other investment reserves	—	1,338	(1,870)	12,323
Transaction related costs	169	3,254	3,820	8,416
Less:
Non-building revenue	(19,734)	(88,094)	(101,096)	(132,890)
(Gain) loss on early extinguishment of debt	67	511	(904)	1,900
Equity in net loss (income) from joint ventures	2,728	(7,544)	(7,663)	(32,925)
GAAP net operating income (GAAP NOI)	166,365	133,864	497,531	401,540

Less:
Net operating income from discontinued operations	—	(4,541)	(3,100)	(13,760)
GAAP NOI from other properties/affiliates	(43,805)	(5,788)	(117,484)	(10,854)
Same-Store GAAP NOI	$122,560	$123,535	$376,947	$376,926

SL GREEN REALTY CORP.

SELECTED OPERATING DATA-UNAUDITED

	September 30,
	2011		2010
Manhattan Operating Data: (1)
Net rentable area at end of period (in 000’s)	23,390		22,324
Portfolio percentage leased at end of period	91.4%		90.9%
Same-Store percentage leased at end of period	93.8	%(2)	91.6%
Number of properties in operation	31		30

Office square feet where leases commenced during quarter (rentable)	544,836		510,463
Average mark-to-market percentage-office	4.0%		1.3%
Average starting cash rent per rentable square foot-office	$49.37		$41.22

(1)  Includes wholly owned and joint venture properties.

(2)  Excluding 100 Church Street, which is in lease-up, occupancy would have been 95.1% as of September 30, 2011